EXHIBIT 12.1

Allied Waste Industries, Inc.
Ratio of Earnings to Fixed Charges
For the Five Years Ended December 31, 1997 and the Quarter Ended March 31, 1998
(in thousands, except for ratios)

                                                                                                            Quarter
                                                                                                             Ended
HISTORICAL                                            1993       1994       1995       1996       1997      3/31/98
                                                    ---------- ---------- ---------- ---------- ---------- ---------
Fixed Charges:
   Interest expensed                                   7,093     13,089     12,207      9,921     90,257     19,272
   Interest capitalized                                1,058      3,517     11,088     12,970     36,929     15,024
   Interest component of rent expense                    338        527      1,191      2,317      3,047        925
   Amortization of debt discount                         540        869        359        877      3,866        982
                                                    ---------- ---------- ---------- ---------- ---------- ---------

       Defined fixed charges                           9,029     18,002     24,845     26,085    134,099     36,203
                                                    ========== ========== ========== ========== ========== =========

Earnings:
   Income from continuing operations before            4,336     (1,944)    22,670    (67,330)    91,082     28,387
     income tax
   Plus - defined fixed charges                        9,029     18,002     24,845     26,085    134,099     36,203
        - amortization of interest capitalized             0          0          0          0          0          0
   Less - interest capitalized                        (1,058)    (3,517)   (11,088)   (12,970)   (36,929)   (15,024)
                                                    ---------- ---------- ---------- ---------- ---------- ---------

       Defined earnings                               12,307     12,541     36,427    (54,215)   188,252     49,566
                                                    ========== ========== ========== ========== ========== =========

   Earnings as a percent of fixed charges                 1.4      *            1.5     **            1.4        1.4
                                                    ========== ========== ========== ========== ========== =========

*        Earnings were inadequate to cover fixed charges by $5,461.
**       Earnings were inadequate to cover fixed charges by $80,300.
